Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Grayson Hall Elected to Regions Board of Directors

Head of General Bank Also Named Vice Chairman

BIRMINGHAM, Ala. – (BUSINESS WIRE) – December 18, 2008 – Regions Financial Corporation announced today that it has elected O.B. Grayson Hall, Jr., to its Board of Directors. Hall, senior executive vice president and head of Regions’ General Bank, also was named to the additional position of vice chairman of the company in recognition of his significant management responsibilities.

“Grayson has successfully assumed increasing responsibilities during his distinguished 28-year career at Regions and predecessor banks, and he has consistently demonstrated his leadership and execution skills, particularly during the past year,” said Dowd Ritter, 61, Regions’ chairman, president and CEO. “We are confident that he will make an important contribution to the Board of Directors as he has to our senior management team.”

Hall, 51, manages Regions’ General Banking Group, which includes the company’s five geographic regions covering 16 states as well as Operations and Technology, and Morgan Keegan & Company. He also serves as a member of Regions Executive Council, its most senior management committee. The General Bank accounts for more than 24,000 of Regions’ 30,000 associates.

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $144 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates over 1,900 banking offices and approximately 2,400 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from some 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.